Exhibit 5.1

[White & Case LLP Letterhead]

September 29, 2020

Advance Auto Parts, Inc.

2635 East Millbrook Road

Raleigh, North Carolina 27604

Ladies and Gentlemen:

We have acted as New York, California and Texas counsel to Advance Auto Parts, Inc., a corporation organized under the laws of Delaware (the “Company”), and each of the subsidiaries of the Company listed on Schedule I hereto (the “Covered Guarantors” and, together with the Company, the “AAP Entities”), in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (File No. 333-248963) on September 22, 2020 (the “Registration Statement”), a Prospectus dated September 22, 2020, forming part of the Registration Statement (the “Base Prospectus”), a Prospectus Supplement dated September 22, 2020, relating to the issuance and sale of $350.0 million in aggregate principal amount of the Company’s 1.750% Notes due 2027 (the “Notes”), filed pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The Notes will be issued pursuant to an Indenture dated April 29, 2010 (the “Base Indenture”), among the Company, the Covered Guarantors and each of the subsidiaries of the Company listed on Schedule II hereto (the “Non-Covered Guarantors” and, together with the Covered Guarantors, the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Eighth Supplemental Indenture dated September 29, 2020 (the “Eighth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantors and the Trustee. In connection with the issuance and sale of the Notes, the Company, the Guarantors and BofA Securities, Inc. and J.P. Morgan Securities LLC, as representatives of the several Underwriters named in the Underwriting Agreement, acting severally and not jointly (the “Underwriters”), entered into an Underwriting Agreement dated September 22, 2020 (the “Underwriting Agreement”).

In connection with the opinions expressed herein, we have examined originals or copies (certified or otherwise identified to our satisfaction) of corporate records, agreements, documents, and other instruments, matter of law, proceedings and such certificates or comparable documents of public officials and of officers and representatives of the AAP Entities, including: (i) the certificates of incorporation (or equivalent documents) of the AAP Entities, (ii) the by-laws (or equivalent documents) of the AAP Entities, (iii) the resolutions or written consents, as applicable, of the AAP Entities relating to the filing of the Registration Statement, (iv) the Registration Statement, (v) the Prospectus, (vi) the Indenture, (vii) the Notes and (viii) the Underwriting Agreement, and have made such inquiries of such officers and representatives as we have deemed necessary as a basis for the opinions set forth in this opinion letter. In rendering such opinion, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents and the accuracy and completeness of all public records examined by us. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of public officials and officers and representatives of the AAP Entities and documents furnished to us by the AAP Entities and representations by the AAP Entities without independent investigation or verification of any kind of their accuracy.

Based upon our examination of such documents, certificates, records, authorizations and proceedings as we have deemed relevant, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Notes are authorized, executed and delivered by the Company and duly authenticated by the Trustee pursuant to the Indenture and delivered and paid for by the Underwriters in accordance with the Underwriting Agreement, (i) the Notes will constitute valid and legally binding obligations of the Company under the laws of the State of New York, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally and general principles of equity (whether applied by a court of law or equity) and (ii) the guarantees will constitute valid and legally binding obligations of the Guarantors under the laws of the State of New York, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally and general principles of equity (whether applied by a court of law or equity).

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the laws of the State of New York and, to the extent relevant for our opinions herein, the Delaware General Corporation Law, the Delaware Limited Liability Company Act, the California Corporations Code and the Texas Limited Liability Company Law. For purposes of our opinions with respect to the Non-Covered Guarantors, we have, without conducting any research or investigation with respect thereto, relied on the opinions of (i) Williams Mullen with respect to matters of Massachusetts, North Carolina and Virginia law and (ii) Brownstein Hyatt Farber Schreck, LLP with respect to matters of Nevada law.

With your consent, we have assumed (a) that the Indenture has been authorized, executed and delivered by the Trustee, (b) that the Indenture and the Notes constitute valid and legally binding obligations of the parties thereto other than the Company and the Guarantors, enforceable against such parties in accordance with their respective terms, and (c) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to a Current Report on Form 8-K and its incorporation by reference into the Registration Statement and to the reference to our firm in the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

The opinions set forth in this letter are effective as of the date hereof. We assume no responsibility to update this opinion letter for, or to advise you of, any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances, regardless of whether or not they affect the opinions expressed in this opinion letter.

The opinions expressed above are limited to the matters stated in this opinion letter, and no opinion is implied or may be inferred beyond those expressly stated in this opinion letter.

Very truly yours,
/s/ White & Case LLP

(Attachments)

AW / GK / AS / LA / AR

Schedule I

Covered Guarantors

A.	Delaware Corporate Guarantors:

Advance Patriot, Inc.

Driverside, Inc.

Lee Holdings NC, Inc.

MotoLogic, Inc.

Western Auto of Puerto Rico, Inc.

Western Auto of St. Thomas, Inc.

WORLDPAC, Inc.

B.	Delaware LLC Guarantors:

GPI Technologies, LLC

WORLDPAC Puerto Rico, LLC

C.	New York Guarantor:

B.W.P. Distributors, Inc.

D.	California Guarantor:

Worldwide Auto Parts, Inc.

E.	Texas Guarantor:

Straus-Frank Enterprises LLC

Schedule II

Non-Covered Guarantors

A.	Massachusetts Guarantor:

Autopart International, Inc.

B.	North Carolina Guarantors:

General Parts International, Inc.

General Parts Distribution, LLC

General Parts, Inc.

C.	Nevada Guarantor:

Golden State Supply LLC

D.	Virginia Guarantors:

AAP Financial Services, Inc.

Advance Auto Business Support, LLC

Advance Auto Innovations, LLC

Advance e-Service Solutions, Inc.

Advance Stores Company, Incorporated

Advance Trucking Corporation

Crossroads Global Trading Corp.

Discount Auto Parts, LLC

E-Advance, LLC